UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

COMMISSION FILE NO.: 0-50469

Date of Report: October 25, 2005

VERIDIUM CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	59-3764931
(State of other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1 Jasper Street, Paterson New Jersey	07522
(Address of principal executive offices)	(Zip Code)

(973) 942-7700
(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities

On October 25, 2005 Veridium’s Board of Directors adopted a plan to close the Paterson, New Jersey recycling facility operated by Veridium’s subsidiary, American Metals Recovery Corporation (“AMRC”). AMRC will immediately cease to accept waste at the facility, and will remove all hazardous waste from the facility by November 15, 2005. AMRC will then dispose of the equipment now at the Paterson site, and surrender the premises by the end of 2005. All costs relating to the closure will be incurred before December 31, 2005.

The decision to terminate operations at the Paterson facility was made due to overall economic factors, in particular the decreasing volume of inorganic, metal-bearing wastes suitable for recycling. Cost cutting and operational improvements implemented over the past year at the facility proved insufficient to reverse the operating losses incurred by the facility.

Veridium will continue to operate its services divisions, and will service former AMRC customers by transitioning their wastes to other facilities. The services divisions of Veridium, which through the first eight months of 2005 produced approximately 85% of Veridium’s revenue, have experienced improved performance in recent months. Therefore, management expects Veridium’s overall financial performance to improve based on its decision to close the Paterson facility.

Management estimates that closure of the Paterson facility will require cash expenditures of approximately $250,000. This amount will be spent in dismantling, cleaning and removing equipment, and returning the facility to the condition required by AMRC’s lease. Veridium expects to incur impairment charges of approximately $3.1 million. These charges will include a write-off of $1.8 million related to patents and permits that will not be used at Veridium’s other facilities. The remaining charge of $1.3 million is an estimate of the net loss AMRC will incur on liquidation of the fixed asset at the Paterson facility. Veridium is currently in negotiations with the landlord for the Paterson, New Jersey facility regarding the termination of its lease at the facility, and anticipates no ongoing expense associated with facility costs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Veridium Environmental Corporation
Dated: October 25, 2005	By:	/s/ Kevin Kreisler
Kevin Kreisler, Chief Executive Officer